Exhibit 99.1
Form 8-K
Bio-Path Holdings, Inc.
File No. 333-105075

Bio-Path Holdings, Inc.

Bio-Path Holdings, Inc. Announces Additional Key Personnel Joining Its Drug Development Team

FOR IMMEDIATE RELEASE

July 22, 2008 HOUSTON, TX – Bio-Path Holdings, Inc., a publicly traded biotechnology company with drug development operations in Houston, Texas (symbol BPTH), announced today that Dai-Shan Wong, B.S., RAC and Thomas A. Walker, Ph.D. have joined the Company’s drug development team.  Mr. Wong will serve as Bio-Path’s Director of Regulatory Affairs and Quality Assurance.  Dr. Walker will be the Company’s Chemistry, Manufacturing and Controls (CMC) Development Specialist.  Both will provide strategic and operational expertise for expediting additional regulatory submissions and supervising activities of outside suppliers.  Bio-Path is in final stages of preparation for its first Phase 1 clinical study evaluating liposomal Grb-2 in chronic myelogenous leukemia (CML), which will be conducted at The University of Texas M. D. Anderson Cancer Center (“M. D. Anderson”).

Mr. Wong was Director of Regulatory Affairs with Applied Logic Associates and is a certified regulatory consultant with over 20 years of diversified regulatory and clinical oversight of U. S. Food and Drug Administration (FDA) regulated medical products.  He has extensive experience in Quality System Regulations implementation and in performing quality audits.  In addition, Mr. Wong has held project and general management positions.  Dai-Shan Wong has a B.S. in Biology from Oklahoma Baptist University and has done graduate work in biochemistry at the University of Texas Medical Branch, Galveston, Texas.  Mr. Wong is a Certified Regulatory Affairs Professional (RAC).

Dr. Walker also has more than twenty years of broad analytical chemistry experience in the pharmaceutical industry.  He was involved significantly with the start up and qualification of Quality Control laboratories and a Quality Assurance department for GEL Analytics, a pharmaceutical drug supplier.  He also has provided oversight in setting up and qualifying current Good Manufacturing Practice (cGMP) analytical and Good Laboratory Practices (GLP) analytical and bioanalytical laboratories.  His experience in drug development includes preparation of regulatory filings for pharmaceutical drug products and experience managing preformulation, analytical methods development/validation and drug delivery departments.  Dr. Walker has authored numerous articles and a book chapter covering various topics in analytical chemistry.  Thomas Walker has a Ph.D. in Analytical Chemistry from The University of Iowa and a B.S. in Chemistry from Oral Roberts University.

Peter Nielsen, President and Chief Executive Officer of Bio-Path Holdings, Inc. commented, “The addition of Dai-Shan Wong and Tom Walker to the Bio-Path team gives the Company the potential to move aggressively forward with multiple, high quality development programs.  These individuals are of the highest caliber and are well-respected in their respective fields.  I have every confidence that the team we are building at Bio-Path can compete effectively in the broad move to bring to market effective drugs based on antisense, siRNA and optimal delivery technologies.”

About Bio-Path Holdings, Inc.

Bio-Path is developing leading edge, patented, liposomal drug delivery systems with two clinical cancer drug candidates ready for the clinic and a third siRNA cancer drug undergoing final pre-clinical development. Bio-Path’s drug delivery technology distributes nucleic acid drugs systemically, throughout the human body, via simple intravenous infusion. The delivery technology can be applied both to double stranded (siRNA) and single stranded (antisense) nucleic acid compounds with the potential to revolutionize the treatment of cancer and other diseases where drugable targets of disease are well characterized.

About M. D. Anderson Cancer Center

The University of Texas M. D. Anderson Cancer Center in Houston ranks as one of the world's most respected centers focused on cancer patient care, research, education and prevention. M. D. Anderson is one of only 39 Comprehensive Cancer Centers designated by the National Cancer Institute. For five of the past eight years, M. D. Anderson has ranked No. 1 in cancer care in "America's Best Hospitals," a survey published annually in U.S. News and World Report.

Safe Harbor Statement: All statements in this news release, not statements of historical fact, are forward-looking statements. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those described in the forward- looking statements.

Contact Information:

Internal Public Relations:
Douglas P. Morris, VP Corporate Development
Tel 801.580.2326